Exhibit 99.1

Company Contact:	AMCC Editorial Contact:
Applied Micro Circuits Corporation	The Ardell Group
Steve Smith	Karina Shaver
(858) 450-9333	(858) 792-4115
E-mail: ssmith@amcc.com	E-mail: karina@ardellgroup.com

Applied Micro Circuits Corporation’s CEO David M. Rickey To Retire in 2005;

Search Underway for Successor

SAN DIEGO – September 15, 2004 – Applied Micro Circuits Corporation [NASDAQ:AMCC] today announced that the company’s Chairman of the Board, President and Chief Executive Officer, David M. Rickey has provided to the company’s Board of Directors notice of his intention to resign all of his positions with the company effective August 25, 2005. The Board of Directors has commenced a search for his successor.

“I have been honored to be part of AMCC for more than 8 years. This is a great company,” stated Mr. Ricky. “I am leaving to spend more time with my family, but intend to remain with AMCC and work with the other members of the Board of Directors toward a smooth transition.”

Rickey served as AMCC’s Vice President of Operations from August 1993 until May 1995 when he left to become the Vice President of Operations at NextGen. He re-joined AMCC as President and Chief Executive Officer in February 1996 at which time he was also elected a Director of the company. In August 2000, Rickey was appointed Chairman of the Board. Under Rickey’s leadership, AMCC completed its initial public offering, two follow-on offerings and a number of acquisitions.

About AMCC

AMCC provides the essential building blocks for the processing, moving and storing of information worldwide. The company blends systems and software expertise with high-performance, high-bandwidth silicon integration to deliver silicon, hardware and software solutions for global wide area networks (WAN), embedded applications, storage area networks (SAN), and high-growth storage markets such as Serial ATA (SATA) RAID. AMCC’s corporate headquarters are located in San Diego, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding the management transition described in this news release, that are subject to certain risks and uncertainties, including, but not limited to, those associated with the hiring and retaining of qualified management personnel as well as additional risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof and AMCC does not assume any obligation to update any forward-looking statement.

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AMCC is a registered trademark of Applied Micro Circuits Corporation. All other trademarks and registered trademarks are the property of their respective owners.